As filed with the Securities and Exchange Commission on May 31, 2002
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                                 XL CAPITAL LTD
             (Exact name of registrant as specified in its charter)


           Cayman Islands                                 98-0058718
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)
                  -------------------------------------------
                                    XL House
                               One Bermudiana Road
                            Hamilton, HM 11, Bermuda
                    (Address of Principal Executive Offices)
                               -------------------

                XL CAPITAL LTD 1991 PERFORMANCE INCENTIVE PROGRAM
                            (AS AMENDED AND RESTATED)
                   XL CAPITAL LTD EMPLOYEE SHARE PURCHASE PLAN
                   XL CAPITAL GLOBALSHARE-SHARE INCENTIVE PLAN
                 XL CAPITAL LTD UK EMPLOYEE SHARE PURCHASE PLAN
                   XL CAPITAL LTD GLOBALSHARE-SAVE AS YOU EARN
          XL CAPITAL LTD GLOBALSHARE-SWISS EMPLOYEE SHARE PURCHASE PLAN
                               -------------------

                             Paul S. Giordano, Esq.
                            Executive Vice President,
                          General Counsel and Secretary
                                 XL Capital Ltd
                            c/o CT Corporation System
                                  1633 Broadway
                            New York, New York 10019
                     (Name and address of agent for service)

                                 (212) 246-5070
          (Telephone number, including area code, of agent for service)
                               -------------------

                                    Copy to:

                               Immanuel Kohn, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                             New York, NY 10005-1702
                               -------------------



                         CALCULATION OF REGISTRATION FEE

============================ ================= ======================== ======================== ==========================
 Title of Securities to be     Amount to be       Proposed Maximum         Proposed Maximum              Amount of
        Registered           ----------------    Offering Price Per       Aggregate Offering         Registration Fee
                                Registered              Share                    Price

---------------------------- ----------------- ------------------------ ------------------------ --------------------------
Class A Ordinary Shares,
      par value $.01 per        9,225,000       $88.34(3)               $814,936,500.00          $74,974.16
           share(1)             shares(2)
============================ ================= ======================== ======================== ==========================

(1) Includes Ordinary Share Purchase Rights, which prior to the occurrence of certain events will not be exercisable or evidenced separately from the Ordinary Shares

(2) Represents 8,000,000 shares issuable under the XL Capital Ltd 1991 Performance Incentive Program (as amended and restated); and an aggregate of 1,225,000 shares issuable under the XL Capital Ltd Employee Share Purchase Plan, XL Capital globalShare - Share Incentive Plan, XL Capital Ltd UK Employee Share Purchase Plan, XL Capital Ltd globalShare - Save as You Earn and XL Capital Ltd globalShare - Swiss Employee Share Purchase Plan.

(3) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the registration fee have been calculated based on the basis of the average high and low prices reported for the Class A Ordinary Shares reported on the New York Stock Exchange on May 30, 2002.

                                      II-6
                                     PART II

                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by XL Capital Ltd (the "Company" or the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are hereby incorporated by reference into this registration statement:

     (i) Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-10804);

     (ii) Proxy Statement for the Annual General Meeting of Shareholders held on May 10, 2002 (File No. 1-10804);

     (iii) Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-10804);

     (iv) The Company's current reports on Form 8-K dated January 4, 2002, January 7, 2002, January 11, 2002, January 14, 2002, January 18, 2002
          and February 5, 2002; and

     (v) The Company's current report on Form 8-K filed on August 7, 1998 (File No. 1-10804) relating to the deemed registration of the Ordinary Shares under Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") pursuant to Rule 12g-3(a) of the Exchange Act and the description of such shares set forth under the caption "Description of XL Capital Ordinary Shares" contained in the Prospectus Supplement to Prospectus dated October 25, 2001 filed with the Commission on November 2, 2001.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Not required.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not required.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 109 of the Company's Articles of Association, incorporated by reference to Exhibit G to the Joint Proxy Statement of EXEL Limited and Mid Ocean Limited dated July 2, 1998 (the "Joint Proxy Statement"), contains provisions with respect to indemnification of the directors and officers of the Company. The general effect of these provisions is to provide for the indemnity by the Company of an officer, director, employee or agent of the Company for threatened, pending or completed actions, suits or proceedings (other than an action by or in the right of the Company) brought against such indemnified person by reason of the fact that such person was an officer, director, employee or agent of the Company, if such indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     The Articles of Association also provide for the indemnification of such person against expenses actually and reasonably incurred in connection with suits brought by or in the right of the Company by reason of the fact that such indemnified person is an officer, director, employee or agent of the Company if such indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; provided that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for willful neglect or default in the performance of his duty to the Company unless and only to the extent that the Grand Court of the Cayman Islands or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Grand Court or other such court shall deem proper.

     To the extent that such indemnified person shall be successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Directors and officers of the Company are also provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not required.

ITEM 8.  EXHIBITS.

Exhibit
Number                                                      Exhibit

4.1 Memorandum of Association of the Registrant (incorporated by reference to Annex G to the Joint Proxy Statement).
4.2 Articles of Association (incorporated by reference to Annex G to the Joint Proxy Statement).
4.3 Rights Agreement, dated as of September 11, 1998, between the Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (incorporated herein by reference to the Company's Current Report on Form 8-K dated October 21, 1998).
5    Opinion of Hunter & Hunter.
23.1 Consent of PricewaterhouseCoopers LLP.
23.2 Consent of Hunter & Hunter (included in Exhibit 5).
24   Powers of Attorney.
99.1 Acceptance of Appointment of CT Corporation System as U.S. agent for Service of Process.




ITEM 9.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (except to the extent the information required to be included by clauses (i) or (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference into this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on May 30, 2002.

                        XL CAPITAL LTD


                        By:    /s/ Brian M. O'Hara
                               -------------------------------------------------
                               Name:     Brian M. O'Hara
                               Title:    President, Chief Executive Officer and
                                         Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                                  Title                                            Date
----------                                  -----                                            ----
/s/ Brian M. O'Hara                         President, Chief Executive Officer and           May 30, 2002
-----------------------------------         Director
Name:  Brian M. O'Hara
 *                                          Executive Vice President and Chief Financial     May 30, 2002
-----------------------------------
Name:  Jerry M. St. Paer                    Officer

 *                         .                Chairman of the Board of Directors               May 30, 2002
-----------------------------------
Name:  Michael P. Esposito, Jr.

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Ronald L. Bornhuetter

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Michael A. Butt

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Dale R. Comey

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Sir Brian Corby

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Robert R. Glauber

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Paul Jeanbart


                                      II-5



 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  John Loudon

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Robert S. Parker

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Cyril Rance

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Alan Z. Senter

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  John T. Thornton

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  Ellen E. Thrower

 *                                          Director                                         May 30, 2002
-----------------------------------
Name:  John Weiser

 *                                          Executive Vice President, General Counsel and    May 30, 2002
-----------------------------------
Name:  Paul S. Giordano                     Secretary



*By: /s/ Brian M. O'Hara
    --------------------
           Attorney-in-fact

                                  EXHIBIT INDEX


Exhibit
Number                                               Exhibit
4.1 Memorandum of Association of the Registrant (incorporated by reference to Annex G to the Joint Proxy Statement).
4.2 Articles of Association (incorporated by reference to Annex G to the Joint Proxy Statement).
4.3 Rights Agreement, dated as of September 11, 1998, between the Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (incorporated herein by reference to the Company's Current Report on Form 8-K dated October 21, 1998).
5         Opinion of Hunter & Hunter.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of Hunter & Hunter (included in Exhibit 5).
24        Power of Attorney.
99.1 Acceptance of Appointment of CT Corporation System as U.S. agent for Service of Process.

                                                                       Exhibit 5


                                HUNTER & HUNTER
                              The Huntlaw Building
                                P.O. Box 190 GT
                                  Grand Cayman
                                 Cayman Islands


XL Capital Ltd
Cumberland House
One Victoria Street
P.O. Box HM 2245
Hamilton HM JX
Bermuda


31st May 2002


Dear Sirs:

XL Capital Ltd - Form S-8 Registration Statement

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as Amended (the "Act") of the 9,225,000 Class A ordinary shares of the Company, par value US$0.01 per share (the "Ordinary Shares") to be issued pursuant to the Company's 1991 Performance Incentive Program (as amended and restated), Employee Share Purchase Plan, Globalshare-Share Incentive Plan, UK Employee Share Purchase Plan, Globalshare-Save As You Earn, and the Company's Global Share-Swiss Employee Share Purchase Plan (together, the "Plans") as ratified and adopted by the board of directors of the Company.

     We have reviewed the Company's Memorandum and Articles of Association as issued by or filed with the Registrar of Companies prior to the date hereof and the form of Registration Statement as filed with the Securities and Exchange Commission. We have assumed without independant verification the genuiness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies. We have relied upon the accuracy of the facts contained in a certificate of an officer of the Company dated 25 February 2002 and have assumed the continuing accuracy as at the date hereof in giving this opinion further verification.

We assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company. We further assume that all Ordinary Shares to be issued in accordance with the Plans have been reserved for issuance and that there are no intervening changes in the Plans, the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter.

On the basis of the foregoing, we would advise as follows:

1. The Company's authorised capital is US$9,990,000 divided into 999,990,000 Ordinary Shares of a par value of US$0.01 each.

2. The Company has sufficient authorised share capital to issue the Ordinary Shares and the issue thereof is within the power of the Company's Board of Directors. The Ordinary Shares to be issued in accordance with the Plans have been duly authorised and when issued and registered in the Company's Register of Members in accordance with the provisions of the relevant Plans and the Registration Statement will be legally and validly issued.

3. On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or satisfied by other consideration approved by the Board of Directors of the Company or a duly established Committee thereof, such Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

4. Fully paid shares are not subject to further calls or assessments by the Company in respect of such shares.

5. The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and under the Memorandum of Association of the Company, the liability of its shareholders is limited to the amount, if any, unpaid on their shares. On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company, solely by reason of such shareholding.

We are practising in the Cayman Islands and we do not purport to be experts on the laws of any other jurisdiction and we have made no investigation of, or express any opinion as to the laws of any jurisdiction other than the Cayman Islands. This opinion is based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

This opinion is intended solely for your benefit and may not be relied upon by any other person although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Legal Matters".

Yours faithfully,

HUNTER & HUNTER
/s/ Allison B. Nolan
Allison B. Nolan

                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2002 relating to the financial statements and financial statement schedules, which appear in XL Capital Ltd's Annual Report on Form 10-K for the year ended December 31, 2001.

/s/  PRICEWATERHOUSECOOPERS LLP
New York, New York
May 30, 2002

                                                                      Exhibit 24


                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of XL Capital Ltd (the "Company") in their respective capacities set forth below constitutes and appoints Brian M. O'Hara and Paul S. Giordano as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder in connection with the registration under such Act of shares of Class A Ordinary Shares, par value US $0.01 per share (together with related Ordinary Share Purchase Rights which are exercisable under certain circumstances) ("Ordinary Shares"), to the extent that any such registration may be required in the opinion of the executive officers of the Company, upon the advice of counsel, including without limitation, the power and authority to sign the name of the undersigned individual in the capacity indicated below opposite the name of such individual to the Registration Statement relating to the registration of such Ordinary Shares, to be filed with the Securities and Exchange Commission with respect to said Ordinary Shares, to sign any and all amendments (including post-effective amendments) and supplements to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.


Signatures                                  Title                                            Date
----------                                  -----                                            ----
/s/ Brian M. O'Hara                         President, Chief Executive Officer and           May 30, 2002
--------------------------------------
Name:  Brian M. O'Hara                      Director
/s/ Paul S. Giordano                        Executive Vice President,                        May 30, 2002
--------------------------------------
Name: Paul S. Giordano                      General Counsel and Secretary
/s/ Jerry M. de St. Paer                    Executive Vice President and Chief Financial     May 30, 2002
--------------------------------------
Name:  Jerry M. de St. Paer                 Officer
/s/ Michael P. Esposito, Jr.                Chairman of the Board of Directors               May 30, 2002
--------------------------------------
Name:  Michael P. Esposito, Jr.
/s/ Ronald L. Bornhuetter                   Director                                         May 30, 2002
--------------------------------------
Name:  Ronald L. Bornhuetter
/s/ Michael A. Butt                         Director                                         May 30, 2002
--------------------------------------
Name:  Michael A. Butt
/s/ Dale R. Comey                           Director                                         May 30, 2002
--------------------------------------
Name:  Dale R. Comey



                                      -2-


/s/ Sir Brian Corby                         Director                                         May 30, 2002
--------------------------------------
Name:  Sir Brian Corby
/s/ Robert R. Glauber                       Director                                         May 30, 2002
--------------------------------------
Name:  Robert R. Glauber
/s/ Paul Jeanbart                           Director                                         May 30, 2002
--------------------------------------
Name:  Paul Jeanbart
/s/ John Loudon                             Director                                         May 30, 2002
--------------------------------------
Name:  John Loudon
/s/ Robert S. Parker                        Director                                         May 30, 2002
--------------------------------------
Name:  Robert S. Parker
/s/ Cyril Rance                             Director                                         May 30, 2002
--------------------------------------
Name:  Cyril Rance
/s/ Alan Z. Senter                          Director                                         May 30, 2002
--------------------------------------
Name:  Alan Z. Senter
/s/ John T. Thornton                        Director                                         May 30, 2002
--------------------------------------
Name:  John T. Thornton
/s/ Ellen E. Thrower                        Director                                         May 30, 2002
--------------------------------------
Name:  Ellen E. Thrower
/s/ John Weiser                             Director                                         May 30, 2002
--------------------------------------
Name:  John Weiser

                                                                    Exhibit 99.1




Cahill Gordon & Reindel
80 Pine Street
New York, NY
10005-0000

May 31, 2002

Re: Registration Statement on From S-8 of registering 9,225,000 Ordinary Shares of XL Capital Ltd (the "Registration Statement")

Dear Stuart:

C T Corporation System, located at 111 Eighth Avenue, New York, New York 10011, hereby accept its appointment as agent for service of process for XL Capital Ltd, in connection with the Registration Statement.

Any process received by us will be forwarded to:

                                XL House
                                One Bermudiana Road
                                Hamilton HM11
                                Bermuda
                                Attn:  Paul S. Giordano
                                (441) 292-8515

Any process received by us will be forwarded to:

                                XL Capital Finance (Europe) PLC
                                35 Basinghall Street
                                London EC2V 5DB
                                England


Any process received by us will be forwarded to:

                                Immanuel Kohn, Esq.
                                Cahill Gordon & Reindel
                                80 Pine Street
                                New York, NY
                                10005-1702
                                (212) 701-3000

     We acknowledge that we have previously been appointed as agent with respect to other registrations statements of XL Capital Ltd and that our fee for the first year of this appointment will be $204.00 and that you will be invoiced annually at our then-current renewal rate so long as such invoices continue to be paid, or until we are advised in writing to discontinue our representation.

Our continued representation is contingent upon our receipt of timely payment of our charges for services.

Very truly yours,

/s/ Deborah Diaz
Associate/Customer Specialist